UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 11, 2023 (May 10, 2023)

EQT CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania	001-3551	25-0464690
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222

(Address of principal executive offices, including zip code)

(412) 553-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	EQT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

As previously announced, on May 3, 2023, EQT Corporation (“EQT”) commenced a solicitation of consents (the “Consent Solicitation”) from holders of its outstanding 5.700% Senior Notes due 2028 (the “Notes”) to amend the Indenture (as defined below) to extend the Outside Date (as defined below) for the special mandatory redemption provision from June 30, 2023 to December 29, 2023 (the “Proposed Amendment”).

The Notes were issued in October 2022, pursuant to an Indenture, dated as of March 18, 2008 (the “Base Indenture”), as supplemented by a Second Supplemental Indenture, dated as of June 30, 2008 (the “Second Supplemental Indenture”), and as further supplemented by a Fifteenth Supplemental Indenture, dated as of October 4, 2022 (the “Fifteenth Supplemental Indenture” and, together with the Base Indenture and the Second Supplemental Indenture, the “Indenture”), in each case between EQT (or its predecessor) and The Bank of New York Mellon, as trustee (the “Trustee”), to partially fund the cash consideration for the pending acquisition (the “Acquisition”) by EQT and EQT Production Company (the “Buyer”) of THQ Appalachia I Midco, LLC and THQ-XcL Holdings I Midco, LLC from THQ Appalachia I, LLC (the “Upstream Seller”) and THQ-XcL Holdings I, LLC (the “Midstream Seller” and, together with the Upstream Seller, the “Sellers”). Under the Indenture, prior to giving effect to the Proposed Amendment, EQT would have been required to redeem the outstanding Notes at a redemption price equal to 101% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date of such mandatory redemption if (i) the Acquisition is not consummated on or before June 30, 2023 (the “Outside Date”) or (ii) EQT notifies the Trustee that it will not pursue the consummation of the Acquisition. Under the Indenture, the adoption of the Proposed Amendment requires the consent of holders of a majority of the aggregate principal amount of the Notes (the “Requisite Consents”).

On May 10, 2023, following the receipt of the Requisite Consents in the Consent Solicitation, which expired at 5:00 p.m., New York City time, on May 9, 2023 (the “Expiration Time”), EQT entered into a Sixteenth Supplemental Indenture, dated as of May 10, 2023 (the “Sixteenth Supplemental Indenture”), with the Trustee, which supplements the Indenture and extends the Outside Date for the special mandatory redemption provision applicable to the Notes to December 29, 2023. The extension of the Outside Date from June 30, 2023 to December 29, 2023 aligns such date with (i) the date on which the Buyer or the Sellers have the right to terminate the purchase agreement relating to the Acquisition and (ii) the termination date for lender commitments under EQT’s term loan credit agreement. The Sixteenth Supplemental Indenture became effective upon its execution on May 10, 2023, and the Proposed Amendment became operative upon the payment by EQT in full of the Initial Consent Fee (as defined below) on May 11, 2023.

The terms of the Consent Solicitation were set forth in the consent solicitation statement, dated May 3, 2023. On the terms and subject to the conditions set forth therein, EQT paid to the holders of outstanding Notes who delivered valid consents prior to the Expiration Time, and who did not validly revoke such consents, a cash payment of $7.50 per $1,000 principal amount of Notes (the “Initial Consent Fee”) for which consents have been so delivered (and not validly revoked) by such holder. In addition, each holder of Notes who delivered a valid consent prior to the Expiration Time (and received an Initial Consent Fee in respect of such consent) will also receive a cash payment of $3.75 per $1,000 principal amount of Notes (the “Additional Consent Fee”) for which such holder was paid an Initial Consent Fee if (and only if), as of 11:59 p.m., New York City time, on June 30, 2023, (i) the Acquisition has not yet been consummated and (ii) EQT has not become obligated under the special mandatory redemption provision of the Indenture (as amended by the Sixteenth Supplemental Indenture) to redeem the Notes (collectively, the “Additional Consent Fee Requirements”). There can be no assurance that the Additional Consent Fee Requirements will be satisfied and, as a result, there can be no assurance that any holder will receive any Additional Consent Fee.

The foregoing description of the Sixteenth Supplemental Indenture does not purport to be complete and is qualified in its entirety by reference to the full text of the Sixteenth Supplemental Indenture, which is filed with this Current Report on Form 8-K as Exhibit 4.1 and incorporated into this Item 1.01 by reference.

Item 3.03.  Material Modification to Rights of Security Holders.

The information set forth in Item 1.01 above with respect to the Proposed Amendment and the Sixteenth Supplemental Indenture is hereby incorporated into this Item 3.03 by reference.

Item 8.01.  Other Events.

On May 10, 2023, EQT issued a news release announcing the receipt of the Requisite Consents in the Consent Solicitation. A copy of the news release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)        Exhibits.

Exhibit No.	Description
4.1	Sixteenth Supplemental Indenture, dated as of May 10, 2023, between EQT Corporation and The Bank of New York Mellon, as trustee.
99.1	News release dated May 10, 2023 issued by EQT Corporation.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EQT CORPORATION

Date: May 11, 2023	By:	/s/ David M. Khani
	Name:	David M. Khani
	Title:	Chief Financial Officer